Exhibit 1

Joint Filing Agreement

The undersigned hereby agree that this Statement on Schedule 13G with respect to the shares of Common Stock of Diana Shipping Inc., and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Date: January 29, 2025	SEA TRADE HOLDINGS INC.

	By:	/s/ Robert G. Shaw
	Name:	Robert G. Shaw
	Title:	Managing Director and Secretary

TRANSATLANTIC SHIPHOLDINGS INC.

By:	/s/ Robert G. Shaw
Name:	Robert G. Shaw
Title:	Managing Director and Secretary

ATLANTA INTERNATIONAL INC.

By:	/s/ George Mouskas
Name:	George Mouskas
Title:	President